Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

AdaptHealth Corp.

We hereby consent to the incorporation by reference in the Registration Statement of AdaptHealth Corp. on Form S-8, of our report dated March 28, 2019 (which includes an explanatory paragraph relating to the DFB Healthcare Acquisitions Corp.’s ability to continue as a going concern), relating to the balance sheets of DFB Healthcare Acquisitions Corp. as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2018 and for the period from November 22, 2017 (inception) through December 31, 2017.

New York, New York

January 21, 2020